AMERICAN NATIONAL BANKSHARES INC.
                                 628 Main Street
                            Danville, Virginia 24541


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be held April 26, 2005


     Notice is hereby given that the Annual Meeting of Shareholders of American National Bankshares Inc. (the "Corporation") will be held as follows:

                            Place: The Wednesday Club
                                   1002 Main Street
                                   Danville, Virginia 24541

                            Date:  April 26, 2005

                            Time:  11:30 a.m.

     The Annual Meeting is being held for the following purposes:

     1. To elect three (3) Directors of the Corporation to serve for a three-year term as Class III Directors; and

     2. To elect one (1) Director of the Corporation to serve for a one-year term as Class I Director; and

     3. To transact any other business that may properly come before the meeting or any adjournment thereof.

     Only shareholders at the close of business on March 7, 2005 are entitled to notice of and to vote at the Annual Meeting.

     It is important that your shares are represented at the meeting. Accordingly, please sign, date and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.


                                  By Order of the Board of Directors


                                  /s/Neal A. Petrovich
                                  --------------------------------------------
                                  Neal A. Petrovich
                                  Secretary

Danville, Virginia
March 21, 2005

                        AMERICAN NATIONAL BANKSHARES INC.

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 2005


                                  INTRODUCTION


     This Proxy Statement is furnished in conjunction with the solicitation by the Board of Directors of American National Bankshares Inc. (the "Corporation") of the accompanying proxy to be used at the Annual Meeting of Shareholders of the Corporation (the "Annual Meeting") and at any adjournments thereof. The meeting will be held on Tuesday, April 26, 2005, 11:30 a.m., at The Wednesday Club, 1002 Main Street, Danville, Virginia 24541, for the purposes set forth below and in the Notice of Annual Meeting of Shareholders. The approximate mailing date of this Proxy Statement and the enclosed proxy is March 21, 2005.

Voting Rights of Shareholders

     Only shareholders of record at the close of business on March 7, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on March 7, 2005, there were 5,501,358 shares of the Corporation's common stock outstanding and entitled to vote at the Annual Meeting. The Corporation has no other class of stock outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

     A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter, and broker non-votes, will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

Revocation and Voting of Proxies

     Execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Solicitation of Proxies

     The cost of solicitation of proxies will be borne by the Corporation. Solicitation is being made by mail, and if necessary, may be made in person or by telephone, or special letter by officers and employees of the Corporation or its banking subsidiary, American National Bank & Trust Company (the "Bank"), acting on a part-time basis and for no additional compensation.

                  PROPOSALS ONE AND TWO - ELECTION OF DIRECTORS

     The Corporation's Board of Directors currently consists of 12 persons. The Board is divided into three classes (I, II and III), each class to be nearly equal in number as possible. The term of office for the Class III Directors will expire at the Annual Meeting and the nominees to serve as Class III Directors are set forth below. Each of the Class III nominees currently serves as a director of the Corporation. If elected, the Class III nominees will serve until the 2008 Annual Meeting of Shareholders, and until their respective successors are duly elected and qualified. The Board has also nominated Richard G. Barkhouser, a current director of the Corporation, to serve as a Class I Director for a one-year term until the 2006 Annual Meeting, at which time he will retire in accordance with the director retirement policy of the Corporation.

     The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason the persons named as nominees below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other persons as the Board of Directors may designate.

     The Board of Directors recommends the nominees, as set forth below, for election. The Board of Directors recommends that shareholders vote FOR these nominees. The election of each nominee requires the affirmative vote of a plurality of the shares of the Corporation's common stock cast in the election of Directors.

     The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations, their age as of December 31, 2004, and certain other information with respect to such persons are as follows:

                                                                                                         Director
Name                                 Principal Occupation                                       Age        Since
-----------------------------        ------------------------------------------------------     ---      --------
Nominees for Directors of Class III to continue in office until 2008

H. Dan Davis *                       Retired Executive Vice President of the Corporation        67         1996
                                     and Senior Vice President of the Bank; Retired as
                                     Consultant to the Corporation and the Bank in March
                                     2003

Lester A. Hudson, Jr., Ph.D.         Professor and Wayland H. Cato Chair of Leadership,         65         1984
                                     McColl Graduate School of Business, Queens University
                                     of Charlotte, Charlotte, NC, since August, 2003; prior
                                     thereto, Professor of Strategy, Clemson University,
                                     Clemson, SC

Charles H. Majors *                  President and Chief Executive Officer of the               59         1981
                                     Corporation and the Bank

Nominee for Director of Class I to continue in office until 2006

Richard G. Barkhouser                President, Barkhouser Motors, Inc.,                        73         1980
                                     Danville, VA, automobile dealership

                                                                                                         Director
Name                                 Principal Occupation                                       Age        Since
-----------------------------        ------------------------------------------------------     ---      --------

Directors of Class II to continue in office until 2007

Fred A. Blair                        President, Blair Construction, Inc.,                       58         1992
                                     Gretna, VA, commercial building contractor

E. Budge Kent, Jr. *                 Executive Vice President of the Corporation;               65         1979
                                     Executive Vice President and Chief Trust and
                                     Investment Officer of the Bank

Fred B. Leggett, Jr.                 Retired Chairman and Chief Executive Officer,              67         1994
                                     Leggett Stores, Danville, VA, retail department stores

Claude B. Owen, Jr.                  Retired Chairman and Chief Executive Officer,              59         1984
                                     DIMON Incorporated, Danville, VA, leaf tobacco dealer


Directors of Class I to continue in office until 2006

Willie G. Barker, Jr.                President, Barklea, Inc., Danville, VA, tobacco            67         1996
                                     warehouse

Ben J. Davenport, Jr.                Chairman, First Piedmont Corporation,                      62         1992
                                     Chatham, VA, waste management

Michael P. Haley                     Chairman, MW Manufacturers Inc.,                           54         2002
                                     Rocky Mount, VA, window manufacturer,
                                     since January, 2005; prior thereto, President and
                                     Chief Executive Officer from June 2001 to January
                                     2005;
                                     prior thereto, President, American of Martinsville,
                                     Martinsville, VA, furniture manufacturer

Franklin W. Maddux, M.D.             Physician; Chairman, Danville Urologic Clinic, Inc.,       47         2002
                                     healthcare; President, Gamewood, Inc., information
                                     technology services, both Danville, VA

Board Independence

     The Corporation's Board of Directors has determined that, except for current or former executive officers of the Corporation who are Directors (Messrs. Davis, Kent, and Majors), each Director is independent within the Nasdaq director independence standards, as currently in effect, and within the

Corporation's director independence standards, as established and monitored by the Corporation's Corporate Governance and Nominating Committee. An * next to each name above indicates those Directors not considered independent.

Board Members Serving on Other Publicly Traded Company Boards of Directors

     Certain of the Corporation's Directors are also directors of other publicly traded companies. Ben J. Davenport has been a director of Intertape Polymer Group Inc. since 1994. Lester A. Hudson, Jr. has been a director of American Electric Power Company, Inc. since 1987. Michael P. Haley has been a director of Stanley Furniture Company, Inc. since 2003, and Province Healthcare Company since 2004.

Board of Directors and Committees

     Directors are expected to devote sufficient time, energy and attention to ensure diligent performance of their duties, including attendance at Board and committee meetings. The Board of Directors of the Corporation met seven times during 2004. Executive sessions of independent Directors were convened on three occasions in 2004. The Chairman of the Corporate Governance and Nominating Committee presides at such sessions. Directors are encouraged to attend shareholders' meetings, and eight Directors attended the 2004 Annual Meeting of Shareholders. The Board of Directors of the Bank, which consists of all members of the Corporation's Board, met fourteen times during 2004.

     The Boards of Directors of the Corporation and the Bank have established various committees, including the Audit and Compliance Committee, the Corporate Governance and Nominating Committee, and the Human Resources and Compensation Committee. All incumbent Directors and Director nominees attended more than 75% of the aggregate total number of meetings of the Boards of Directors and committees on which they served in 2004, with the exception of Michael P. Haley, who attended 70% of the total number of meetings. Information on the above committees and the committee members is detailed below:

     The Audit and Compliance Committee met five times in 2004. This committee currently consists of Messrs. Barker, Blair and Haley. Mr. Blair serves as the Chairman. The committee reviews significant audit, accounting and compliance principles, policies and practices, is directly responsible for engaging and monitoring the independent auditors of the Corporation and the Bank, and provides oversight of the internal auditing and compliance functions. A more detailed description of the functions of this committee is contained under the heading "Report of the Audit and Compliance Committee." All of the members of this committee are considered independent within the meaning of Securities and Exchange Commission ("SEC") regulations, the listing standards of Nasdaq, and the Corporation's Corporate Governance Guidelines. Mr. Haley, a member of the committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of Nasdaq. The charter of the Audit and Compliance Committee is available at the Corporation's website at www.amnb.com. For access to the charter, select the "American National Bankshares Inc." icon, then select "Governance Documents."

     The Corporate Governance and Nominating Committee met three times in 2004. Current members of the committee are Messrs. Barkhouser, Maddux and Owen. Mr. Barkhouser serves as the Chairman. The committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Corporation's Corporate Governance Guidelines. In addition, the committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The committee also supervises the Board's annual review of Director independence and oversees the Board's performance self-evaluation. All the members of this committee are considered independent within the meaning of SEC regulations, the standards of Nasdaq, and the Corporation's Corporate Governance Guidelines. The charter of the Corporate Governance and Nomination Committee is available at the Corporation's website at www.amnb.com. For access to the charter, select the "American National Bankshares Inc." icon, then select "Governance Documents."

     The Human Resources and Compensation Committee met four times in 2004. This committee currently consists of Messrs. Barkhouser, Davenport and Hudson. Mr. Hudson serves as the Chairman. The Human Resources and Compensation Committee recommends to the independent Directors the compensation of the Chief Executive Officer and approves all other executive officers' compensation and recommends to the Board promotions, Directors' compensation and related personnel matters. Each Director who served on the Human Resources and Compensation Committee during 2004 qualifies as a "non-employee director" as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is an "independent director" as such term is defined in Marketplace Rule 4200(a)(15) of the rules of the National Association of Securities Dealers, Inc. (the "NASD"). A more detailed description of the functions of this committee is contained under the heading "Report of the Human Resources and Compensation Committee on Executive Compensation." The charter of the Human Resources and Compensation Committee is available at the Corporation's website at www.amnb.com. For access to the charter, select the "American National Bankshares Inc." icon, then select "Governance Documents."

Board Compensation

     In 2004, all non-officer Directors received a monthly retainer of $800 for their service on the Board of Directors of the Corporation and an attendance fee of $400 for each committee meeting and Bank Board meeting attended. Officer members of the Board of Directors are not paid separately for their service on the Board or its committees. Non-officer Directors are excluded from the Bank's retirement plan and, therefore, do not qualify for pension benefits.

Director Nominations Process

     The Corporation's Board of Directors has adopted, as a part of its Corporate Governance Guidelines, a process related to Director nominations (the "Nominations Process"). The purpose of the Nominations Process is to describe the manner by which candidates for possible inclusion in the Corporation's recommended slate of Director nominees (the "Candidates") are selected. The Nominations Process is administered by the Corporate Governance and Nominating Committee (the "Governance Committee") of the Board.

     The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board may, at any time, notify the Corporation's President and Chief Executive Officer or any member of the Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance Committee will also consider whether to recommend to the Board the nomination of any person nominated by a shareholder pursuant to the provisions of the Corporation's bylaws relating to shareholder proposals as described below under "Shareholder Communications and Proposals."

     Once the Governance Committee has identified a candidate, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination is based on whatever information is provided to the Committee with the recommendation of the candidate, as well as the Committee members' knowledge of the candidate, which may be supplemented by inquiries to the person making such recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors described below. The Committee may seek additional information about the candidate's background and experience. The Committee then evaluates the candidate against the criteria in the Corporation's Corporate Governance Guidelines, including independence, age, diversity, availability for time commitment, skills such as an understanding of the financial services industry, general business knowledge and experience, all in a context of an assessment of the perceived needs of the Board at that point in time. In connection with this evaluation, the Committee determines whether to interview the candidate, and if warranted, one or more members of the Committee will conduct such interview. After completing the evaluation, the Committees makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

                               SECURITY OWNERSHIP

     As of March 7, 2005, no shareholder beneficially owned 5% or more of the Corporation's common stock other than Ambro and Company, the nominee name which American National Bank and Trust Company uses to register the securities it holds in a fiduciary capacity for customers. Ambro and Company beneficially owned 826,227 shares of the Corporation's common stock, or 15.02% of the outstanding shares, as of March 7, 2005. Of this amount, 256,472 shares may be voted by existing co-fiduciaries. The Bank may not vote the remaining shares, but co-fiduciaries may be qualified for the sole purpose of voting all or a portion of these remaining shares at the Annual Meeting. The address of Ambro and Company is P.O. Box 191, Danville, Virginia 24543.

     The following table sets forth, as of March 7, 2005, the beneficial ownership of the Corporation's common stock by all Directors and nominees for Director, all named executive officers of the Corporation (see "Summary Compensation Table") and all Directors and executive officers of the Corporation as a group.

                                                                          Shares of
                                                                         Common Stock            Percent
                        Name of Beneficial Owner                     Beneficially Owned (1)      of Class
                        ------------------------                     ----------------------      --------
     Willie G. Barker, Jr. ............................                 28,200                      (2)
     Richard G. Barkhouser ............................                188,200  (3)                3.42%
     Fred A. Blair ....................................                  4,909  (3)                 (2)
     Ben J. Davenport, Jr. ............................                 25,499                      (2)
     H. Dan Davis .....................................                129,514  (3)                2.35%
     R. Helm Dobbins ..................................                 14,200  (4)                 (2)
     Dabney T. P. Gilliam, Jr. ........................                 21,019  (4)                 (2)
     Michael P. Haley .................................                  1,061                      (2)
     Jeffrey V. Haley . ...............................                 27,219  (3) (4)             (2)
     Lester A. Hudson, Jr. ............................                  9,804                      (2)
     E. Budge Kent, Jr. ...............................                 54,861  (3) (4)             (2)
     Fred B. Leggett, Jr. .............................                 10,058  (3)                 (2)
     Charles H. Majors ................................                103,253  (3) (4)            1.85%
     Dr. Franklin W. Maddux ...........................                  2,400  (3)                 (2)
     Claude B. Owen, Jr. .. ...........................                 15,632  (3)                 (2)
     All Directors and executive officers
       as a group .....................................                646,329  (3) (4)          11.39%

     -------------------------------------
     (1) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
     (2)  Represents less than one percent ownership
     (3) Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Barkhouser, 23,376 shares; Mr. Blair, 300 shares; Mr. Davis, 40,704 shares; Mr. Jeffrey Haley, 339 shares; Mr. Kent, 1,433 shares; Mr. Leggett, 9,268 shares; Mr. Majors, 3,345 shares; Dr. Maddux, 1,100 shares; and Mr. Owen, 4,200 shares.
     (4) Includes shares that may be acquired pursuant to currently exercisable stock options: Mr. Dobbins, 14,000 shares; Mr. Gilliam, 20,850 shares; Mr. Jeffrey Haley 24,200 shares; Mr. Kent, 23,000 shares; Mr. Majors, 82,200 shares; all Directors and executive officers as a group, 174,250 shares.

                 REPORT OF THE HUMAN RESOURCES AND COMPENSATION
                       COMMITTEE ON EXECUTIVE COMPENSATION

     The Human Resources and Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of executive officers of the Corporation. Each Director who served on the Human Resources and Compensation Committee during 2004 qualifies as a "non-employee director" as such term is defined in Rule 16b-3 promulgated under the Exchange Act, and as an "independent director" as such term is defined in NASD Rule 4200(a)(15).

     This committee considers a variety of factors and criteria in arriving at its decisions and recommendations for compensation. In making its decisions and recommendations regarding compensation, the Committee attempts to align the interests of the Corporation's executive officers with those of the Corporation and its shareholders. The Committee believes that increases in earnings per share, dividends and net equity improve shareholder market value and, accordingly, compensation should be structured to enhance the profitability of the Corporation and the total return to the shareholders.

     Executive officer compensation generally consists of salary, participation in the Bank's profit sharing plan, stock options, incentive compensation and benefits. During 2003, executive officers other than Mr. Majors participated in an incentive compensation program based on the Corporation achieving certain financial performance goals relative to a peer group of banks. A total of $9,967 was accrued and paid during 2004 under this program.

     For 2004, eligibility for the profit sharing and incentive compensation plans, approved by the Board of Directors upon recommendation by the Human Resources and Compensation Committee, was based upon increases in earnings per share. Earnings per share did not reach the minimum threshold set in the plans, so the executive officers did not receive profit sharing or incentive compensation in 2004. The executive officers may be eligible to receive profit sharing and incentive compensation if certain performance and profitability goals are attained in 2005. Certain key executive officers are eligible to participate in the Executive Compensation Continuation Plan described below under "Executive Compensation". The Bank, a wholly owned subsidiary of the Corporation, directly pays all compensation and no officer receives any compensation from the Corporation.

     The Committee conducts an annual evaluation of the performance and effectiveness of the Chief Executive Officer. The Committee evaluated the performance of the Chief Executive Officer based on the financial performance of the Corporation, achievements in implementing the strategic plan of the Corporation and the Bank, and the personal observations of the Chief Executive Officer's performance by the members of the Committee. No particular weight was given to any aspect of the performance of the Chief Executive Officer, but his performance in 2004 was evaluated as very positive during a challenging year.

     In considering compensation for the Chief Executive Officer and the other executive officers of the Corporation, the Committee relied on an evaluation of the officers' level of responsibility and performance and on comparative compensation information, including the Virginia Bankers Association's Salary Survey of Virginia Banks and the SNL Bank Compensation Review. In considering executive officer compensation other than the Chief Executive Officer, the Committee also receives and takes into account the individual compensation recommendations from the Chief Executive Officer.

     After considering the above information and evaluating the performance of the Corporation's executive officers during 2004, the Committee recommended the Chief Executive Officer's 2005 compensation for approval by the independent members of the Board of Directors. The Committee also approved the other executive officers' 2005 compensation.

     The Committee's policy on the tax deductibility of compensation for the Chief Executive Officer and other executive officers is to maximize the deductibility, to the extent possible, while preserving the Corporation's flexibility to maintain a competitive compensation program. The Corporation expects all executive compensation paid or awarded during 2004 to be fully deductible.

                   Human Resources and Compensation Committee

                              Richard G. Barkhouser
                              Ben J. Davenport, Jr.
                              Lester A. Hudson, Jr.

Compensation Committee Interlocks and Insider Participation

     No member of the Human Resources and Compensation Committee of the Board of Directors is a current or former officer or employee of the Corporation. No member of the Committee or executive officer of the Corporation has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                          COMPARATIVE STOCK PERFORMANCE

     The following table compares the Corporation's cumulative total return to its shareholders with the returns of two indexes for the five-year period ended December 31, 2004. The cumulative total return was calculated taking into consideration changes in stock price, cash dividends, stock dividends and stock splits since December 31, 1999. The two indexes are the NASDAQ Index, and the Carson Medlin Company's Independent Bank Index, consisting of 22 independent banks located in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

                                            2000        2001       2002        2003       2004
                                           ------      ------     ------     ------      ------
     American National Bankshares Inc.     $   82      $  109     $  157      $  162     $  155
     Independent Bank Index                    94         114        141         190        221
     NASDAQ Index                              60          48         33          49         54

                             EXECUTIVE COMPENSATION

     The following table provides information on the total compensation paid or accrued during the years indicated below to the President and Chief Executive Officer and the four other most highly compensated executive officers of the Corporation (the "named executive officers").

                           Summary Compensation Table

                                                                                               Long-Term
                                                                                              Compensation
                                                                                             --------------
                                                               Annual Compensation (1)         Securities
Name, Age at December 31, 2004,                              ---------------------------       Underlying           All Other
and Principal Postion                               Year     Salary ($)     Bonus ($)(2)     Options (#)(3)     Compensation ($)(4)
-----------------------------------------------     ----     ----------     ------------     --------------     -------------------
Charles H. Majors, 59                               2004       $269,200        $     -           25,000              $  8,627
President & Chief Executive Officer                 2003        258,077         20,952           10,000                 8,477
of the Corporation and the Bank                     2002        235,000         68,710           10,000                 7,977

E. Budge Kent, Jr., 65                              2004       $133,252        $ 2,568            4,000              $ 10,632
Executive Vice President of the                     2003        128,410         10,841            4,000                 7,416
Corporation; Executive Vice President and Chief     2002        124,950         11,543            1,000                 7,305
Trust & Investment Officer of the Bank

Dabney T. P. Gilliam, Jr., 50                       2004       $112,857        $ 2,174            5,000              $  4,286
Senior Vice President of the Corporation;           2003        108,692          9,387            5,000                 3,927
Senior Vice President, Chief Banking Officer        2002        105,000          9,700            5,000                 3,815
and Senior Loan Officer of the Bank

Jeffrey V. Haley, 44                                2004       $107,680        $ 2,074            5,000              $  3,679
Senior Vice President of the Corporation;           2003        103,692          8,967            5,000                 3,651
Senior Vice President & Chief                       2002        100,000          9,238            4,000                 3,417
Administrative Officer of the Bank

R. Helm Dobbins, 53 (5)                             2004       $103,538        $ 1,077            5,000              $  2,557
Senior Vice President of the Corporation;           2003         53,846          4,601            9,000                 9,264
Senior Vice President & Chief Credit Officer of     2002              -              -                -                     -
the Bank

----------------------------------
(1) No officer received perquisites or other personal benefits in an amount greater than the lesser of (a) $50,000 or (b) 10% of such officer's total salary plus bonus.
(2) Includes accrued payments of profit sharing (bonus) and incentive compensation. Incentive compensation represented payments to officers based on the Corporation achieving certain stock or financial performance goals and on the officer meeting stated individual goals. The total incentive compensation expense for employees for 2004 amounted to $9,967. No profit sharing expense was accrued in 2004 other than $14,028 accrued for employees of ANB Mortgage Corp., under a separate plan.
(3) The Corporation grants options pursuant to the Corporation's Stock Option Plan, which was approved by shareholders at the 1997 annual meeting.
(4) Includes for 2004: (i) $6,150, $3,998, $3,386, $3,230 and $1,560 accrued on behalf of Messrs. Majors, Kent, Gilliam, Haley and Dobbins, respectively, under the Bank's 401(k) plan; and (ii) $2,477, $6,634, $900, $449 and $997 in taxable compensation for term life insurance over $50,000 paid by the Bank on behalf of Messrs. Majors, Kent, Gilliam, Haley and Dobbins, respectively. In 2003, Mr. Dobbins received $8,744 in relocation related compensation.
(5) Mr. Dobbins became employed by the Corporation and the Bank in June 2003. From 1998 to 2003, he served as Executive Vice President and Chief Credit Officer of Citizens Bank and Trust Co., Chillicothe, Missouri.

Stock Option Plan

     The Corporation maintains a stock option plan (the "Plan") that is designed to attract and retain qualified personnel in key positions, provide employees with a proprietary interest in the Corporation as an incentive to contribute to the success of the Corporation and the Bank and reward employees for outstanding performance and the attainment of targeted goals. The Plan provides for the grant of incentive stock options intended to comply with the requirements of
Section 422 of the Internal Revenue Code of 1986 ("incentive stock options"), as well as non-qualified stock options.

     The Plan was approved by shareholders at the April 1997 Annual Meeting, and is administered by a committee of the Board of Directors of the Corporation comprised of independent Directors. Unless sooner terminated, the Plan is in effect until December 31, 2006. Under the Plan, the committee determines which employees will be granted options, whether such options will be incentive or non-qualified options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock and when such options become exercisable. In general, the per share exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted.

     Stock options shall become vested and exercisable in the manner specified by the committee. In general, each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant.

Stock Option Grants in 2004

     The following table provides information concerning stock options granted to the named executive officers during 2004.

                                                                                                    Potential Realizable Value
                                                                                                    at Assumed Annual Rates of
                                     Number of          % of Total                                          Stock Price
                                    Securities            Options         Exercise                       Appreciation for
                                    Underlying          Granted to        or Base                           Option Term
                                      Options          Employees in        Price      Expiration    ----------------------------
Name                                Granted (#)         Fiscal Year      ($/Share)       Date            5% ($)         10% ($)
-------------------------           -----------        ------------      ---------    ----------    ------------     -----------
Charles H. Majors                      25,000              44.81%         $ 24.50       12/21/14       $ 385,198      $ 976,167

E. Budge Kent, Jr.                      4,000               7.17%           24.50       12/21/14          61,632        156,187

Dabney T. P. Gilliam, Jr.               5,000               8.96%           24.50       12/21/14          77,040        195,233

Jeffrey V. Haley                        5,000               8.96%           24.50       12/21/14          77,040        195,233

R. Helm Dobbins                         5,000               8.96%           24.50       12/21/14          77,040        195,233

Stock Option Exercises in 2004 and Year-End Option Values

     The following table shows certain information with respect to the number and value of unexercised options held at year-end by the named executive officers.

                                                                  Number of Securities               Value of Unexercised
                                                                 Underlying Unexercised                  In-the-Money
                                 Shares                                Options at                         Options at
                                Acquired                          December 31, 2004 (#)            December 31, 2004 ($) (1)
                                   on           Value         ----------------------------       ----------------------------
Name                           Exercise (#)  Realized ($)     Exercisable    Unexercisable       Exercisable    Unexercisable
-------------------------      ------------  ------------     -----------    -------------       -----------    -------------
Charles H. Majors                   3,000      $ 28,245          82,200              -            $ 341,162          $    -

E. Budge Kent, Jr.                    200         2,126          23,000              -              117,868               -

Dabney T. P. Gilliam, Jr.               -             -          20,850              -               56,474               -

Jeffrey V. Haley                        -             -          24,200              -               95,390               -

R. Helm Dobbins                         -             -          14,000              -                  840               -

---------------------------
(1) The value of unexercised in-the-money options is calculated by multiplying the number of unexercised options at December 31, 2004 by the difference in the closing price of the Corporation's common stock reported at the close of business on December 31, 2004 ($24.21 per share) and the exercise price of the unexercised in-the-money options.

Retirement Plan

     The Bank's retirement plan is a non-contributory defined benefit pension plan which covers salaried and regular hourly employees of the Bank who are 21 years of age or older and who have had at least one year of service. Advanced funding is accomplished by using the actuarial cost method known as the collective aggregate cost method.

     As of December 31, 2004, the normal retirement benefit formula was 1.3% per year of service multiplied by compensation, plus .65% per year of service multiplied by compensation in excess of social security covered compensation, with years of service limited to 35. At normal retirement, the monthly benefit is calculated based on any consecutive five-year period that will produce the highest average rate of basic monthly compensation. Basic monthly compensation includes salary but excludes incentive and bonus compensation. This is based on a straight life annuity assuming full benefit at age 65. Annual compensation at December 31, 2004 was also limited to $205,000 by Internal Revenue Service regulations. Cash benefits under the plan generally commence on retirement at age 65, death, or termination of employment. Partial vesting of the retirement benefits under the plan occurs after three years of service and full vesting occurs after seven years of service. As of December 31, 2004, the named executive officers have completed the following years of credited service under the Bank's retirement plan: Mr. Majors, 12; Mr. Kent, 35; Mr. Gilliam, 5; Mr. Haley, 8; and Mr. Dobbins, 1.

     The following table illustrates the estimated annual benefits payable to an employee retiring on December 31, 2004 at normal retirement age in the following specified compensation and years of service classifications:

       5 Year                                              Years of Credited Service
       Average              -----------------------------------------------------------------------------------
       Salary                   15                  20                25                 30                35
      --------              --------            --------          --------           --------          --------
      $ 50,000              $ 10,112            $ 13,483          $ 16,854           $ 20,225          $ 23,595
        75,000                17,425              23,233            29,041             34,850            40,658
       100,000                24,737              32,983            41,229             49,475            57,720
       125,000                32,050              42,733            53,416             64,100            74,783
       150,000                39,362              52,483            65,604             78,725            91,845
       175,000                46,675              62,233            77,791             93,350           108,908
       200,000                53,987              71,983            89,979            107,975           125,970
       205,000                55,450              73,933            92,416            110,900           129,383

Deferred Compensation Plan

     The Board of Directors of the Bank adopted the Executive Compensation Continuation Plan, a non-contributory deferred compensation plan, in 1982. Under the plan, certain key executives who, in the opinion of the Board of Directors, are making substantial contributions to the overall growth and success of the Corporation and the Bank and who must be retained in order to expand and continue satisfactory long-term growth are eligible to receive benefits afforded by the plan. Under agreements with eligible key executives pursuant to this plan, if any such executive dies or retires while employed by the Corporation, such executive or his designated beneficiary will receive annual payments commencing at death or retirement and continuing for 10 years. Messrs. Majors and Kent, respectively, or their designated beneficiaries, will receive an annual benefit of $50,000 and $25,000 per year for 10 years commencing at each officer's retirement or death.

Termination and Change in Control Arrangements

     The Corporation recognizes that, as a publicly held corporation in the financial services industry, there exists the possibility of a change in the control of the Corporation. In order to minimize such uncertainty among senior management and to promote continuity in the event of a control change transaction, the Corporation has entered into agreements with each of the named executive officers.

     The terms of the agreements are only effective upon a change of control and for three years thereafter. A "change of control" is defined with reference to a change in the composition of the Board of Directors, a change in the ownership of a majority of the Corporation's voting stock or a sale of a majority of the Corporation's assets. The agreements provide that each executive officer's base salary and profit sharing and incentive compensation cannot be reduced during such three-year period. The agreements also provide for the executive officers to receive continued salary and benefits if their employment is terminated without cause during the term of the agreements. If employment is terminated during the first year after a control change, Mr. Majors will receive continued salary and benefits for 24 months after such termination and the other executive officers will receive continued salary and benefits until the second anniversary of the change of control. If the termination of employment occurs more than 12 months after the control change, Mr. Majors will receive continued salary and benefits until the third anniversary of the control change and the other executive officers will receive continued salary and benefits until the earlier of the first anniversary of termination of employment or the third anniversary of the control change. Other executive officers include the named officers

Messrs. Kent, Gilliam, Haley, and Dobbins as well as Neal A. Petrovich, Senior Vice President of the Corporation and Senior Vice President and Chief Financial Officer of the Bank.

     The agreements also provide for continued salary and benefits if the executive officer resigns under certain circumstances. Beginning in the fourth month after a control change and through the twelfth month after the transaction, each executive officer may resign for any reason and receive continued salary and benefits for 24 months (in the case of Mr. Majors) or 12 months (in the case of the other executives). After the first anniversary of the control change, an executive officer may resign and receive continued salary and benefits for the same period (but not beyond the third anniversary of the control change) if his resignation is on account of a reduction in the executive's compensation, a required relocation of his office more than thirty miles from Danville, Virginia or a reduction in the duties or title assigned to him as of the first anniversary of the control change.

     In all events, the amounts payable under the agreements are governed by two limitations. First, no amounts will be paid under an agreement for any period after the executive attains age 65. Second, no amounts will be paid under the agreements to the extent that the benefits would exceed the Internal Revenue Code's limit on "parachute" payments.


                           RELATED PARTY TRANSACTIONS

     Some of the Directors and officers of the Corporation and the companies with which they are associated were customers of, and had banking transactions with, the Bank in the ordinary course of the Bank's business during 2004. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of the Corporation, do not involve more than a normal risk of collectibility or present other unfavorable features.


                  REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

     The Audit and Compliance Committee assists the Board of Directors in its oversight of (1) the integrity of the Corporation's financial statements and its financial reporting and disclosure practices, (2) the appointment, compensation, retention and oversight of the independent accountants engaged to prepare or issue an audit report on the financial statements of the Corporation, (3) the soundness of the Corporation's systems of internal controls regarding finance and accounting compliance, (4) the independence and performance of the Corporation's internal audit staff, and (5) compliance with significant applicable legal, ethical, and regulatory requirements. The committee strives to provide an open avenue of communication between the Board of Directors, management, the internal auditor, the compliance officer, and the independent accountants.

     All of the members of this committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Corporation's Governance Guidelines. All are considered an "independent director", as defined by NASD Rule 4200(a)(15).

     Mr. Michael P. Haley, a member of the committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined he has accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

     The Audit and Compliance Committee has reviewed and discussed with management the Corporation's audited consolidated financial statements as of and for the year ended December 31, 2004. The committee has discussed with Yount,

Hyde and Barbour, P.C., the Corporation's independent accountants during fiscal year 2004, the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The committee received from Yount, Hyde and Barbour, P.C. and reviewed the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Yount, Hyde and Barbour, P.C. the auditing firm's independence.

     Based on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors that the Corporation's audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004 and be filed with the SEC.

     The Audit and Compliance Committee pre-approves all audit, audit related, and tax services on an annual basis, and in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit and Compliance Committee meeting immediately following the initiation of such an engagement.

     A copy of the Audit and Compliance Committee charter, as amended, is available at the Corporation's website at www.amnb.com. For access to the charter, select the "American National Bankshares Inc." icon, then select "Governance Documents."

                         Audit and Compliance Committee

                              Willie G. Barker, Jr.
                                  Fred A. Blair
                                Michael P. Haley


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit and Compliance Committee of the Board of Directors of the Corporation annually considers and recommends to the Board the selection of the Corporation's independent public accountants. On November 8, 2004, the Audit and Compliance Committee selected Yount, Hyde and Barbour, P.C. to serve as the Corporation's independent public accountants for the fiscal year ending December 31, 2005. Yount, Hyde and Barbour, P.C. has served as the Corporation's independent public accountants since May 2002.

     Representatives of Yount, Hyde and Barbour, P.C. will be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire. The representatives also will be available to respond to appropriate questions.

Fees to Independent Auditors for Fiscal 2004 and 2003

     Yount, Hyde and Barbour, P.C. audited the financial statements included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004, reviewed the Corporation's quarterly reports on Form 10-Q, and reviewed the Corporation's compliance with their formal review of internal controls required by federal banking law.

     The following table presents aggregate fees paid or to be paid by the Corporation and the Bank for professional services rendered by Yount, Hyde and Barbour, P.C. for the audit of the Corporation's annual financial statements for

2004 and 2003 and fees billed for audit-related services, tax services and all other services rendered by Yount, Hyde and Barbour, P.C. for 2004 and 2003.

                                   2004                2003
                                 -------             -------
     Audit Fees                  $63,700             $61,550
     Audit-related Fees           27,500              14,000
     Tax Fees                      7,000               6,750
     All Other Fees                    -                   -

     All non-audit services provided by Yount, Hyde and Barbour, P.C. described above were approved by the Audit and Compliance Committee, which concluded that the provision of such services is compatible with maintaining the independence of Yount, Hyde and Barbour, P.C. The fees listed above as audit-related fees include the fees to perform agreed upon procedures related to (1) the Federal Home Loan Bank of Atlanta collateral verification, (2) an annual internal control review required under FDICIA, (3) the annual Housing and Urban Development filing review, and (4) an annual report on the internal control assessment made by the Company's management required under the Sarbanes-Oxley Act. The fees listed above as tax fees are for the preparation of the annual consolidated federal and state income tax returns.

                                 CODE OF CONDUCT

     The Board of Directors has adopted a Code of Conduct, which applies to all Directors and employees of the Corporation and the Bank. A portion of the Code of Conduct has special provisions for senior financial officers of the Corporation and the Bank, which apply to the Corporation's principal executive officer and principal financial officer as well as the Bank's Controller or person performing similar functions for the Corporation and or the Bank. The Code of Conduct for senior financial officers meets the requirements of a "code of ethics" as defined by Item 406 of Regulation S-K. The Code of Conduct is available at the Corporation's website at www.amnb.com. Select the "American National Bankshares Inc." icon for access.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the Corporation's Directors and executive officers are required to report their beneficial ownership of Corporation common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC, and the Corporation is required to report in this Proxy Statement any failure to file by the established dates during 2004. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, insiders of the Company complied with all filing requirements during 2004 with the exception of Messrs. Majors, Kent, Gilliam, Haley, Dobbins, and Petrovich, who each filed one late form with respect to one transaction.


                      SEPARATE COPIES FOR BENEFICIAL OWNERS

     Pursuant to SEC rules, institutions that hold shares in "street name" for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the Proxy Statement or Annual Report by writing the Corporation at Investor Relations, P.O. Box 191, Danville, Virginia 24543 or by telephoning 1-434-773-2220.

                    SHAREHOLDER COMMUNICATIONS AND PROPOSALS

     Shareholders interested in communicating directly with the Corporate Governance and Nominating Committee, which is charged with handling all such communication to non-management members of the Board of Directors of the Corporation, may do so in writing to Corporate Governance and Nominating Committee, P.O. Box 191, Danville, Virginia, 24543.

     The Corporate Governance Committee has approved a process for handling correspondence received by the Corporation and addressed to non-management members of the Board. Under the process, the Assistant Secretary of the Corporation will forward all mail specifically addressed to a member of the Board of Directors. If correspondence is specifically addressed only to a committee, the Assistant Secretary of the Corporation will forward the mail to the Chairman of said committee. If any mail is received that is addressed only to "Board of Directors", or "Non-Management Member of the Board of Directors", said mail will be forwarded by the Assistant Secretary of the Corporation to the Chairman of the Corporate Governance and Nominating Committee. Correspondence relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit and Compliance Committee with respect to such matters.

     To be considered for inclusion in the Corporation's proxy statement relating to the 2006 Annual Meeting, shareholder proposals, including recommendations for Director nominees, must be received by the Corporation at its principal office in Danville, Virginia no later than November 21, 2005.

     In addition to any other applicable requirements, for business to be properly brought before next year's Annual Meeting by a shareholder, even if the proposal is not to be included in the Corporation's proxy statement, the Corporation's bylaws provide that the shareholder must give notice in writing to the Secretary of the Corporation no later than January 20, 2006. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares beneficially owned by, the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting other than those referred to above. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

                                       By Order of the Board of Directors



                                       /s/Charles H. Majors
                                       ----------------------------------
                                       Charles H. Majors
                                       President and Chief Executive Officer

March 21, 2005